Exhibit 10.33

The Chubb Corporation

Description of Non-Employee Director Compensation

1.	Annual cash stipend for all non-employee directors of $90,000, payable in four equal installments quarterly. Directors may elect to defer the amount of all cash stipends under The Chubb Corporation Deferred Compensation Plan for Directors. No meeting fees are payable for attending meetings of the Board of Directors and its standing committees.

2.	Annual deferred stock unit (DSU) award of $150,000. Annual grants will be made on the date of The Chubb Corporation Annual Meeting of Shareholders. Each DSU has the equivalent value of one share of common stock of The Chubb Corporation.

3.	Additional annual supplemental stipends for the Lead Director and committee chairs and committee members are as follows:

•	Lead Director: $30,000

•	Audit Committee: Chair - $30,000; Member - $15,000

•	Organization & Compensation Committee: Chair - $20,000; Member - $10,000

•	Corporate Governance & Nominating Committee: Chair - $15,000; Member - $7,500

•	Finance Committee: Chair - $15,000; Member - $7,500

Supplemental stipends will be paid in four equal installments quarterly. Directors may elect to defer the amount of all cash stipends under The Chubb Corporation Deferred Compensation Plan for Directors.